As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	26-1434750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Connell Drive, Suite 3100

Berkeley Heights, NJ 07922

(Address of Principal Executive Offices) (Zip Code)

Tonix Pharmaceuticals Holdings Corp. Amended and Restated 2020 Stock Incentive Plan and

Tonix Pharmaceuticals Holdings Corp. 2026 Stock Incentive Plan

(Full title of the plans)

Seth Lederman

Chief Executive Officer

Tonix Pharmaceuticals Holding Corp.

200 Connell Drive, Suite 3100

Berkeley Heights, NJ 07922

(862) 904-8182

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Irina Ishak

General Counsel

Tonix Pharmaceuticals Holding Corp.

200 Connell Drive, Suite 3100

Berkeley Heights, NJ 07922

(862) 904-8182

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, this Registration Statement is filed by Tonix Pharmaceuticals Holdings Corp. (the “Company”) for the purpose of registering additional shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), under the Company’s Amended and Restated 2020 Stock Incentive Plan, as amended (the “2020 Plan”), and the Company’s 2026 Stock Incentive Plan (the “2026 Plan”). The number of shares of Common Stock available for issuance under the 2020 Plan is subject to an automatic annual increase on January 1 of each year beginning in 2021 and ended upon the adoption of the 2026 Plan on May 7, 2026, in an amount equal to the difference between (x) twenty percent (20%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (y) the total number of shares of Common Stock reserved under the 2020 Plan on December 31st of such preceding calendar year (including shares subject to outstanding awards, issued pursuant to awards or available for future awards), or a lesser number of shares of Common Stock determined by the board of directors of the Company (the “Evergreen Provision”). This Registration Statement registers an aggregate of 680,629 additional shares of Common Stock available for issuance under the 2020 Plan as a result of the Evergreen Provision (the “Evergreen Shares”). In addition, this Registration Statement registers an aggregate of 1,000,000 shares of Common available for issuance under the 2026 Plan (the “2026 Plan Shares”). Upon adoption of the 2026 Plan on May 12, 2026, no additional shares of Common Stock may be issued under the 2020 Plan.

The Evergreen Shares and the 2026 Shares registered pursuant to this Registration Statement are of the same class of securities as the shares of Common Stock registered for issuance under the 2020 Plan pursuant to currently effective Registration Statements on Form S-8 (Registration Nos. 333-239152, 333-257437, 333-265705, 333-272746, 333-283651, and 333-287693) filed on June 12, 2020, June 25, 2021, June 17, 2022, June 16, 2023, December 6, 2024, and May 30, 2025, respectively. The information contained in the Company’s Registration Statements on Form S-8 (Registration No. 333-239152, 333-257437, 333-265705 333-272746, 333-283651, and 333-287693) are hereby incorporated by reference pursuant to General Instruction E.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Company’s latest annual report on Form 10-K for the year ended December 31, 2025, as filed with the Commission on March 12, 2026;

(b)	the Company’s quarterly reports on Form 10-Q for the quarter ended March 31, 2026, as filed with the Commission on May 11, 2026;

(c)	the Company’s current reports on Form 8-K filed with the Commission on February 3, 2026, March 3, 2026, March 10, 2026, March 13, 2026, March 18, 2026, March 26, 2026, March 31, 2026, April 23, 2026, April 29, 2026, May 1, 2026, May 6, 2026, May 7, 2026, May 11, 2026, May 15, 2026, May 27, 2026, May 27, 2026, June 8, 2026 and June 29, 2026 (other than any portions thereof deemed furnished and not filed);

(d)	the Company’s definitive proxy statement on Schedule 14A filed with the Commission on March 30, 2026; and

(e)	the description of Common Stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 000-54879) filed with the Commission on January 14, 2013, as supplemented and updated by the description of our Common Stock set forth in Exhibit 4.02 of our Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.7502(1) provides that a corporation may indemnify, pursuant to the provisions of that statute, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) further provides that a corporation may indemnify, pursuant to the provisions of that statute, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification pursuant to NRS 78.7502 may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that any discretionary indemnification pursuant to the provisions of NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that unless otherwise restricted by the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Our articles of incorporation provide that our directors or officers shall not be personally liable to us or our stockholders for monetary damages for breach of such director’s or officer’s fiduciary duty, except for liability (i) for any breach of the duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Our articles of incorporation and our amended and restated bylaws provide for the indemnification of any of our directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the our company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, subject to certain express limitations and conditions. We believe that these provisions in our articles of incorporation bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.01	Articles of Incorporation, filed as an exhibit to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2008 and incorporated herein by reference.

3.02	Articles of Merger between Tamandare Explorations Inc. and Tonix Pharmaceuticals Holding Corp., effective October 11, 2011, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on October 17, 2011 and incorporated herein by reference.

3.03	Third Amended and Restated Bylaws, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on June 3, 2016 and incorporated herein by reference.

3.04	Certificate of Change of Tonix Pharmaceuticals Holding Corp., dated March 13, 2017 and effective March 17, 2017, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on March 16, 2017 and incorporated herein by reference.

3.05	Certificate of Amendment to Articles of Incorporation, effective June 16, 2017, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on June 16, 2017 and incorporated herein by reference.

3.06	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective May 3, 2019.*

3.07	Certificate of Change of Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective November 1, 2019, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on October 31, 2019, and incorporated herein by reference.

3.08	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective January 16, 2020, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on January 16, 2020, and incorporated herein by reference.

3.09	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective August 31, 2020, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on August 31, 2020, and incorporated herein by reference.

3.10	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective March 26, 2021, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on March 26, 2021, and incorporated herein by reference.

3.11	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective February 10, 2022, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on February 10, 2022, and incorporated herein by reference.

3.12	Certificate of Change of Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 16, 2022 and incorporated herein by reference.

3.13	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective August 5, 2022, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on August 5, 2022, and incorporated herein by reference.

3.14	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective December 13, 2022, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on December 13, 2022, and incorporated herein by reference.

3.15	Certificate of Change of Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective May 10, 2023, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 9, 2023, and incorporated herein by reference.

3.16	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, effective January 25, 2024, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on January 25, 2024, and incorporated herein by reference.

4.01	Specimen Common Stock Certificate of the Registrant, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2018 and incorporated herein by reference.

5.01	Opinion of Brownstein Hyatt Farber Schreck, LLP*

23.01	Consent of EisnerAmper LLP*

23.02	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.01)*

24.01	Power of Attorney (contained on the signature pages to the registration statement)*

107	Filing Fee Table*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on July 1, 2026.

TONIX PHARMACEUTICALS HOLDING CORP.

By:	/s/ Seth Lederman
Seth Lederman
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Tonix Pharmaceuticals Holding Corp., a Nevada corporation, do hereby constitute and appoint each of Seth Lederman and Bradley Saenger as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Seth Lederman	Chief Executive Officer and Director
Seth Lederman	(Principal Executive Officer)	July 1, 2026

/s/ Bradley Saenger	Chief Financial Officer
Bradley Saenger	(Principal Financial and Accounting Officer)	July 1, 2026

/s/ Richard Bagger
Richard Bagger	Director	July 1, 2026

/s/ Margaret Smith Bell
Margaret Smith Bell	Director	July 1, 2026

/s/ David Grange
David Grange	Director	July 1, 2026

/s/ James Hunter
James Hunter	Director	July 1, 2026

/s/ Adeoye Olukotun
Adeoye Olukotun	Director	July 1, 2026

/s/ Newcomb Stillwell
Newcomb Stillwell	Director	July 1, 2026

/s/ Carolyn Taylor
Carolyn Taylor	Director	July 1, 2026

/s/ James Treco
James Treco	Director	July 1, 2026